UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 20, 2007
Skyworks Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-5560	04-2302115

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts		01801

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	781-376-3000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.
Effective August 20, 2007, Donald W. Palette, age 50, was appointed Vice President, Chief Financial Officer of Skyworks Solutions, Inc. (“Skyworks” or the “Company”). Prior to joining Skyworks, Mr. Palette served most recently as Senior Vice President, Finance and Controller of Axcelis Technologies, Inc., a semiconductor equipment manufacturer (“Axcelis”). At Axcelis, he held the position of Controller since 1999, Treasurer since 2003 and Senior Vice President since May 2005. Prior to May 2005, Mr. Palette was an Axcelis Vice President beginning June 2003, prior to which he was Axcelis’ Director of Finance beginning August 2000.
Mr. Palette will receive an initial base salary of $300,000 per year, and be eligible to participate in Skyworks’ Executive Incentive Plan (the “Plan”), under which he is eligible to earn an annual cash incentive award ranging between 20% and 120% of his annual base salary depending on the extent to which the Company achieves “nominal”, “target” or “stretch” performance metrics as set forth in the Plan. In addition, on August 20, 2007, Mr. Palette was awarded 200,000 stock options and 25,000 restricted shares under Skyworks’ 2005 Long-Term Incentive Plan. The stock options and restricted stock will vest in four equal annual installments beginning on August 20, 2008 and ending August 20, 2011. Mr. Palette is also eligible to participate in other Skyworks benefits plans offered to other full-time employees.
In connection with his employment, the Company entered into a Change of Control/Severance Agreement with Mr. Palette (the “Agreement”). The Agreement sets out the following severance benefits that become payable if, within twelve (12) months of a change of control, Mr. Palette is involuntarily terminated without cause: (i) a severance payment equal to one and one-half (1 1/2) times his total annual compensation for the previous twelve (12) months, including salary and bonus (with the bonus to be the greater of (x) the average bonus received for the three years prior to the year in which the change of control occurs or (y) the target bonus for the year in which the change of control occurs); and (ii) vesting of all outstanding stock options and any restricted stock, with such stock options remaining exercisable for a period of eighteen (18) months after the termination date (but not beyond the expiration of their respective maximum terms). In addition, under the terms of the Agreement, if Mr. Palette is involuntarily terminated without cause other than in connection with a change of control, he is entitled to: (i) a severance payment equal to the sum of (x) his annual base salary and (y) any bonus then due; and (ii) all outstanding then vested stock options will remain exercisable for a period of twelve (12) months after the termination date (but not beyond the expiration of their respective maximum terms). In the event of Mr. Palette’s death or disability, all outstanding stock options will vest and remain exercisable for a period of twelve (12) months following the termination of employment (but not beyond the expiration of their respective maximum terms). The Agreement also contains non-compete and non-solicitation provisions applicable to him while he is employed by the Company, and for a period of twelve (12) months following the termination of his employment.
On August 20, 2007, Allan M. Kline, age 62, the principal financial officer and a named executive officer of the Company, resigned his position as Vice President, Chief Financial Officer of the Company. Mr. Kline will continue to serve as a non-executive employee of the Company through November 20, 2007, at which time his employment with the Company will terminate. In connection with his resignation, the Company amended Mr. Kline’s severance and change in control agreement pursuant to which he will receive the following severance benefits as set forth in the amended agreement: (i) a lump sum payment equal to one (1) time his annual base salary and (ii) all of his then vested stock options will remain exercisable for a period of fifteen (15) months after the termination date (but not beyond the expiration of their respective maximum terms).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skyworks Solutions, Inc.
August 20, 2007	By:	/s/ David J. Aldrich
		Name:	David J. Aldrich
		Title:	President and Chief Executive Officer